                                                                    Exhibit 3(b)

                                AMENDMENT NO. 1

                                       TO

                         CERTIFICATE OF DESIGNATIONS OF

                            SERIES C PREFERRED STOCK

                                       OF

                       CHOICES ENTERTAINMENT CORPORATION

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware


     CHOICES ENTERTAINMENT CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that, pursuant to (i) the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, (ii) the provisions of Section 151 of said General Corporation Law, and (iii) the resolutions adopted by the Board of Directors of the Corporation by unanimous written consent dated August 11, 1995, the Board of Directors duly adopted resolutions providing for the amendment of the Certificate of Designations of Series C Preferred Stock of the Corporation to increase from 300 to 500 the number of shares designated for issuance as Series C Preferred Stock (none of which have been issued to date), and increasing from 25,000 to 40,000 the number of votes to which each share of Series C Preferred Stock is entitled and the number of shares of Common Stock into which each share of Series C Preferred Stock may become convertible (and making similar conforming changes), which resolutions are as follows:

               RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors does hereby approve the issuance up to 500 shares of Preferred Stock, par value $.01 per share, of the Corporation, to be designated "Series C Preferred Stock" of the presently authorized shares of Preferred Stock. The voting powers, designations, preferences, and other rights of the Series C Preferred Stock authorized hereunder and the qualifications, limitations and restrictions of such preferences and rights are as follows:

               1.  Cash Dividends.  Cash dividends shall be paid with respect to
                   --------------
     the shares of Series C Preferred Stock on the same basis as dividends are paid to holders of common stock of the Corporation (the "Common Stock"), and shall be distributed ratably to holders of the Series C Preferred Stock and holders of Common Stock on the basis that each 1/40,000 share of Series C Preferred Stock shall be pro rata with each whole share of Common Stock.

               2.  Voting.  The holders of Series C Preferred Stock shall be
                   ------
     entitled to vote on any matter required to be or otherwise submitted to a vote of stockholders of the Corporation together with the Common Stock and not as a separate class, unless otherwise required by law. Each share of Series C Preferred Stock shall be entitled to 40,000 votes.

               3.  Conversion.  The Series C Preferred Stock shall not be
                   ----------
     convertible when issued, but shall automatically become convertible into shares of Common Stock (at the rate of 40,000 shares of Common Stock for every one share of Series C Preferred Stock (the "Conversion Rate")) upon the filing of an amendment to the Corporation's Certificate of Incorporation (the "Amendment") which increases the number of authorized shares of Common Stock by a number equal to or greater than the sum of (i) 40,000 multiplied by the number of then outstanding shares of Series C Preferred Stock, plus (ii) that number of additional shares of Common Stock, if any, needed to be reserved for issuance upon the conversion or exercise of all other then outstanding convertible or exercisable securities of the Corporation. Upon filing of the Amendment, the number of shares approved for issuance as Series C Preferred Stock shall automatically be decreased from 500 to a number equaling the number of then outstanding shares of Series C Preferred Stock (thus preventing the issuance of any additional shares of Series C Preferred Stock). The following provisions shall apply after the Series C Preferred Stock becomes convertible:

               (a) Any holder of shares of Series C Preferred Stock electing to convert such shares into Common Stock shall surrender the certificate or certificates for such shares at the office of the Corporation (or at such other place as the Corporation may designate by notice to the holders of shares of Series C Preferred Stock) during regular business hours, duly endorsed to the Corporation or in blank, or accompanied by instruments of transfer to the Corporation in blank, in form satisfactory to the Corporation and shall give written notice to the Corporation at such office that such holder elects to convert such shares of Series C Preferred Stock. The Corporation shall, as soon as practicable after such deposit of certificates for shares of Series C Preferred Stock, accompanied by the written notice above prescribed, issue and deliver at such office to the holder for whose account such shares were surrendered, or to his nominee, certificates representing the number of shares of Common Stock to which such holder is entitled upon such conversion.

               (b) Conversion shall be deemed to have been made as of the date of surrender of certificates for the shares of Series C Preferred Stock to be converted and the delivery of written notice as hereinabove provided; and the person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such Common Stock on such date.

               (c) The Conversion Rate shall be adjusted from time to time as follows:

               i) In case the Corporation shall (A) subdivide its outstanding shares of Common Stock, (B) combine its outstanding shares of Common Stock into a smaller number of shares or, (C) issue by reclassification of its shares of Common Stock any shares of capital stock of the Corporation, the conversion right and each Conversion Rate in effect immediately prior to such action shall be adjusted so that the holder of any shares of the Series C Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of capital stock of the Corporation which such holder would have owned immediately following such action had such shares of the Series C Preferred Stock been converted immediately prior thereto. An adjustment made pursuant to this subparagraph shall become effective retroactively immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this subparagraph, the holder of any shares of the Series C Preferred Stock thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock of the Corporation, the Board of Directors (whose determination shall be conclusive) shall determine the allocation of the adjusted Conversion Rate between or among shares of such classes of capital stock.

               ii) Notwithstanding the foregoing, the Corporation shall not be required to make any adjustment of the Conversion Rate unless such adjustment would require an increase or decrease of at least 5% in such rate. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 5% in such rate.

               iii) Whenever an adjustment in the Conversion Rate is required, the Corporation shall forthwith place on file with its Secretary a statement signed by its Chairman of the Board, President or a Vice President and by its Secretary or Treasurer or one of its Assistant Secretaries or Assistant Treasurers, stating the adjusted Conversion Rate determined as provided herein. Such statement shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing such adjustment. Promptly after the adjustment of the Conversion Rate, the Corporation shall mail a notice thereof to each holder of shares of Series C Preferred Stock.

               iv) In case of either (A) any consolidation or merger to which the Corporation is a party, other than a merger or consolidation in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification of, or change (other than a change in par value or from par value to no par value or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Common Stock, or (B) any sale or conveyance to another corporation of all or substantially all of the assets of the Corporation, then the Corporation, or such successor corporation, as the case may be, shall make appropriate provision so that the holder of each share of Series C Preferred Stock then outstanding shall have the right to convert such shares of Series C Preferred Stock into the kind and amount of shares or other securities and property receivable upon such consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such shares of Series C Preferred Stock might have been converted immediately prior to such consolidation, merger, sale or conveyance, subject to adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for hereunder. The provisions of this subparagraph shall apply similarly to successive consolidations, mergers, sales or conveyances.

               v) The Corporation shall take all necessary action to cause any shares of Series C Preferred Stock which shall at any time have been converted to resume the status of authorized but unissued shares of Preferred Stock, without designation as to series, until such shares are once more designated as part of a particular series by the Board of Directors. At the time when the Series C Preferred Stock first becomes convertible, and at all times thereafter, the Corporation shall reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock; provided, however, that nothing contained herein shall preclude the Corporation from satisfying its obligations in respect of the conversion of the shares by delivery of purchased shares of Common Stock which are held in the treasury of the Corporation.

               vi) The Corporation shall pay any and all issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock on conversion of shares of Series C Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which is payable in respect of any transfer involved in the issue or delivery of Common Stock in a name other than that in which the shares of Series C Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

               vii) Before taking any action that would result in the effective price of the shares of Common Stock issuable upon conversion of Series C Preferred Stock being less than the then par value of the Common Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock.

               4.  Fractional Shares.  The Series C Preferred Stock may be
                   -----------------
     issued as fractional shares in increments of 1/40,000 of a share. Each fractional share of Series C Preferred Stock shall be entitled to the same rights and powers on a pro rata basis as a whole share of Series C Preferred Stock.

               5.  Liquidation, Dissolution, Winding Up.  The Series C Preferred
                   ------------------------------------
     Stock shall have no liquidation or other preference over the Corporation's Common Stock. Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, its net assets shall be distributed ratably to holders of the Series C Preferred Stock and holders of Common Stock on the basis that each 1/40,000 share of Series C Preferred Stock shall be pro rata with each whole share of Common Stock.


     IN WITNESS WHEREOF, CHOICES ENTERTAINMENT CORPORATION, has caused this Certificate to be signed by ______________, its ____________, and attested by ______________, its Secretary, this ___ day of ____________, 1995.

                                 CHOICES ENTERTAINMENT CORPORATION



                    By: /s/ Ronald W. Martignoni
                        ------------------------
                        Ronald W. Martignoni, CFO


ATTEST:



By:  ____________________________
     _________________, Secretary